Exhibit 99.2
FOR IMMEDIATE RELEASE
Ferro Names James F. Kirsch Chief Executive Officer
CLEVELAND, Ohio — November 29, 2005 — Ferro Corporation (NYSE:FOE) announced today that, consistent with Ferro’s established succession plan, James F. Kirsch, 48, has been appointed chief executive officer of the Company, effective immediately.
Kirsch’s appointment follows the unexpected death of Hector R. Ortino, the Company’s chairman and chief executive officer, last evening. Kirsch has been serving as Ferro’s president and chief operating officer.
Kirsch has been active in day-to-day management, with responsibility for global business operations, since joining Ferro as its president and chief operating officer in October 2004. Previously, Kirsch served as president of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, he served as president and director of Ballard Generation Systems and vice president for Ballard Power Systems in Burnaby, British Columbia, Canada. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and global vice president of Electrochemicals.
Ortino served Ferro for 34 years, most recently as the Company’s chairman and chief executive officer since 1999. During his career, Ortino filled many important leadership roles and was responsible for several critical strategic initiatives. As chairman he was instrumental in the development and implementation of the Company’s current corporate strategy, the Leadership Agenda, which focuses on portfolio management and balancing of springboard, platform and foundation businesses. Ortino consistently supported the Company’s geographic expansion efforts, especially in the Asia-Pacific region. He was also instrumental in the successful execution and integration of the dmc2 acquisition, the largest acquisition in Ferro’s history.
Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact John Bingle, 216-875-6174.